UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Silicon Laboratories Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting and Proxy Statement

Annual Meeting of Stockholders

Thursday, April 18, 2019

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LETTER TO STOCKHOLDERS

To the Stockholders of Silicon Laboratories Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Silicon Laboratories Inc., a Delaware corporation, to be held on April 18, 2019, at 9:00 a.m. Central Time at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, for the purposes described in the Proxy Statement.

The 2019 Annual Meeting will focus on the items of business listed in the Notice of Annual Meeting of Stockholders and Proxy Statement that follows. We are sending this Proxy Statement to our stockholders on or about March 7, 2019. During the Annual Meeting we will also present a report on Silicon Labs’ performance and operations during 2018.

Whether or not you plan to attend the meeting in person, your vote is important. Instructions regarding the various methods of voting are contained in the Proxy, including voting by toll-free telephone number or the Internet. If you request and receive a paper copy of the Proxy by mail, you may still vote your shares by fully completing and returning the Proxy. You may revoke your Proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

Austin, Texas March 7, 2019	G. Tyson Tuttle President, Chief Executive Officer and Director

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SILICON LABORATORIES INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time	9:00 a.m., Central Time on Thursday, April 18, 2019

Place	Lady Bird Johnson Wildflower Center 4801 La Crosse Avenue Austin, Texas 78739

Items of Business

1.  To elect three Class III directors to serve on the Board of Directors until our 2022 annual meeting of stockholders, or until a successor is duly elected and qualified;

2.  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2019;

3.  To vote on an advisory (non-binding) resolution to approve executive compensation; and

4.  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Voting

We have furnished proxy materials over the Internet where you may read, print and download our Annual Report and Proxy Statement at the investor relations section of our website address, http://www.silabs.com. On or about March 7, 2019, we mailed to our stockholders a notice containing instructions on how to vote and how to access our 2019 Proxy Statement and 2018 Annual Report. The notice also provides instructions on how you can request a paper copy of these documents if you desire. If you received your annual materials via email, the email contains voting instructions and links to the Annual Report and Proxy Statement on the Internet.

Who Can Vote

Only stockholders of record at the close of business on February 22, 2019 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND VOTE YOUR SHARES

BY TELEPHONE, BY INTERNET, OR BY COMPLETING, SIGNING, DATING, AND RETURNING A

PROXY CARD AS PROMPTLY AS POSSIBLE.

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PROXY STATEMENT

SILICON LABORATORIES INC.

PROXY STATEMENT

Annual Meeting of Stockholders to be held on April 18, 2019

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Silicon Laboratories Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on April 18, 2019 at 9:00 a.m. Central Time at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, or at any adjournment thereof. On or about March 7, 2019 we mailed to our stockholders a notice containing instructions on how to vote and how to access our 2019 Proxy Statement and 2018 Annual Report.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this Proxy Statement. On February 22, 2019, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 43,336,270 shares of our common stock were outstanding and no shares of our preferred stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on February 22, 2019. The presence, in person or by proxy, of the holders of a majority of our shares entitled to vote is necessary to constitute a quorum at the Annual Meeting or at any adjournment thereof. Stockholders may not cumulate votes in the election of directors. The affirmative vote of a majority of the votes cast (in person or represented by proxy at the Annual Meeting) with respect to each director’s election is necessary for the election of such director. The affirmative vote of a majority of our shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be required to approve Proposals Two and Three. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., a Proxy submitted by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter). Abstentions and broker non-votes will be counted as present for purposes of determining a quorum for the transaction of business but will not be counted for purposes of determining whether each proposal has been approved.

Proxies

If the enclosed form of Proxy is properly signed and returned or you properly follow the instructions for telephone or Internet voting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not otherwise specify how the shares represented thereby are to be voted, the Proxy will be voted (i) FOR the election of the directors proposed by the Board of Directors, (ii) FOR the approval of the selection of Ernst & Young LLP as our independent registered public accounting firm and (iii) FOR the approval of an advisory resolution to approve executive compensation. You may revoke or change your Proxy at any time before the Annual Meeting by filing either a notice of revocation or another signed Proxy with a later date with our Corporate Secretary at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of Proxies by

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PROXY STATEMENT

mail and the Internet may be supplemented by a solicitation by telephone or other means by directors, officers, or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit Proxies other than by mail and the Internet.

Deadline for Receipt of Future Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2020 annual meeting of stockholders and in our proxy statement and form of proxy relating to that meeting must be received by us at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701, addressed to our Corporate Secretary, not later than November 7, 2019. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) and the procedures set forth in our bylaws. Pursuant to our bylaws, stockholder proposals received after November 7, 2019 will be considered untimely. Unless we receive notice in the manner specified above, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our 2020 annual meeting of stockholders.

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PROPOSAL ONE: ELECTION OF DIRECTORS

MATTERS TO BE CONSIDERED

AT ANNUAL MEETING

Proposal One: Election of Directors

General

The Board of Directors is divided into three classes, designated Class I, Class II and Class III, with staggered three-year terms. The term of office of the Class III Directors, William G. Bock, Jack R. Lazar and Christy Wyatt will expire at this Annual Meeting. Messrs. Bock and Lazar and Ms. Wyatt have been nominated to continue as Class III Directors. The directors elected as Class III Directors at the Annual Meeting will each serve for a term of three years expiring at the 2022 annual meeting of stockholders, or until such director’s successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the Proxies will be voted for any nominees who may be designated by our present Board of Directors to fill the vacancies. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below.

Nominees for Class III Directors with a Term Expiring in 2022 (ages as of Annual Meeting date)

William G. Bock, 68

Mr. Bock served as our President from June 2013 to February 2016. He served as Interim Chief Financial Officer and Senior Vice President from February 2013 until June 2013. He had previously served as Senior Vice President of Finance and Administration from July 2011 to December 2011 and as Chief Financial Officer from November 2006 to July 2011. He joined Silicon Labs as a Director in March 2000 and served as Chairman of the Audit Committee until November 2006 when he stepped down from the Board of Directors to assume the Chief Financial Officer role. Mr. Bock rejoined Silicon Labs’ Board of Directors in July of 2011. From 2001 to 2006, Mr. Bock participated in the venture capital industry, principally as a partner with CenterPoint Ventures. Before his venture career, Mr. Bock held senior executive positions with three venture-backed companies, Dazel Corporation, Tivoli Systems and Convex Computer Corporation. Mr. Bock began his career with Texas Instruments. Mr. Bock currently serves as Chairman of the Board of SailPoint Technologies Holding Inc. (NYSE: SAIL) and as a Board Director of SolarWinds Corporation (NYSE: SWI). Mr. Bock also currently serves on the Boards of a number of private technology companies. Mr. Bock holds a B.S. in Computer Science from Iowa State University and an M.S. in Industrial Administration from Carnegie Mellon University. Mr. Bock’s extensive financial and executive experience and his in-depth knowledge of Silicon Labs qualify him to serve as a member of our Board of Directors.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Jack R. Lazar, 53

Mr. Lazar has served on our Board of Directors since April 2013. Since March 2016, Mr. Lazar has been an independent business consultant. From January 2014 to March 2016, Mr. Lazar served as the Chief Financial Officer at GoPro, Inc., a provider of wearable and mountable capture devices. From January 2013 to January 2014, he was an independent business consultant. From May 2011 to January 2013, Mr. Lazar was employed by Qualcomm and served as Senior Vice President, Corporate Development and General Manager of Qualcomm Atheros, Inc., a developer of communications semiconductor solutions. From September 2003 until it was acquired by Qualcomm in May 2011, Mr. Lazar served in various positions at Atheros Communications, Inc., a provider of communications semiconductor solutions, most recently as Senior Vice President of Corporate Development, Chief Financial Officer and Secretary. Mr. Lazar has served on the board of directors of Quantenna Communications, Inc. (NASDAQ: QTNA), a wireless semiconductor company since July 2016, Mellanox Technologies, Ltd. (NASDAQ: MLNX), a semiconductor company, since June 2018 and Resideo Technologies, Inc. (NYSE: REZI), a provider of comfort and security solutions, since October 2018. Since July 2016 and from October 2013 until its sale to Adobe in December 2016, he served on the board of directors of TubeMogul, Inc., an enterprise software company for digital branding. Mr. Lazar is a certified public accountant (inactive) and holds a B.S. in Commerce with an emphasis in Accounting from Santa Clara University. Mr. Lazar’s combination of independence and his experience, including past experience as an executive officer, qualifies him to serve as a member of our Board of Directors.

Christy Wyatt, 47

Ms. Wyatt became a Director of Silicon Labs in January 2019. She has been the Chief Executive Officer of Absolute Software Corporation, which specializes in self-healing endpoint security technology since November 2018. From August 2016 through November 2018, she served as President and Chief Executive Officer of Dtex Systems, a leading user behavior intelligence and insider threat detection company. Previously, Ms. Wyatt served as Chairman, Chief Executive Officer and President of Good Technology Corporation from January 2013 to October 2015 when it was acquired by BlackBerry. Ms. Wyatt has held leadership positions at various high-tech and enterprise companies including Citigroup, Motorola Mobility, Apple, and Palm. She was named a “Top 50 Women Entrepreneur in America” by Inc. Magazine, “CEO of the Year” by Information Security Global Excellence Awards and a “Most Influential Women in Wireless” by Fierce Wireless. She is also a board member of Absolute Software Corporation (OTCMKTS: ALSWF), Dtex Systems, and Quotient Technology, Inc. (NYSE: QUOT). Ms. Wyatt’s combination of independence and her experience, including past experience as an executive officer of technology companies, qualifies her to serve as a member of our Board of Directors.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Other Directors

Set forth below is information concerning our other Directors whose term of office continues after this Annual Meeting.

Continuing Class I Directors with a Term Expiring in 2020 (ages as of Annual Meeting date)

Navdeep S. Sooch, 56

Mr. Sooch co-founded Silicon Labs in August 1996 and has served as Chairman of the Board since our inception. From October 2011 to April 2018, he served as the CEO of Ketra, Inc., a private company in the field of solid state lighting. Mr. Sooch served as our Chief Executive Officer from August 1996 to December 2003 and as interim Chief Executive Officer from April 2005 to September 2005. From March 1985 until founding Silicon Labs, Mr. Sooch held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Vice President of Engineering. From May 1982 to March 1985, Mr. Sooch was a Design Engineer with AT&T Bell Labs. Mr. Sooch holds a B.S. in Electrical Engineering from the University of Michigan, Dearborn and an M.S. in Electrical Engineering from Stanford University. Mr. Sooch’s prior experience as our Chief Executive Officer as well as his experience as an executive and a semiconductor designer provides him with extensive insight into our industry and our operations and qualifies him to serve as Chairman of our Board of Directors.

William P. Wood, 63

Mr. Wood has served as a Director of Silicon Labs since March 1997 and as Lead Director since December 2005. Since 2018, Mr. Wood has been a direct investor in early stage technology companies. Since 1996, Mr. Wood has also served as a general partner of various funds associated with Silverton Partners, a venture capital firm. From 1984 to 2003, Mr. Wood was a general partner and a special limited partner of various funds associated with Austin Ventures, a venture capital firm. Mr. Wood holds a B.A. in History from Brown University and an M.B.A. from Harvard University. Mr. Wood’s combination of independence and his experience, including past experience as an investor in numerous semiconductor and technology companies, qualifies him to serve as a member of our Board of Directors.

Nina Richardson, 60

Ms. Richardson has served as a Director of Silicon Labs since January 2016. Ms. Richardson is currently a Managing Director of Three Rivers Energy, an energy services company she co-founded in 2004. From February 2013 through February 2015, Ms. Richardson served as the Chief Operating Officer at GoPro. Previously, Ms. Richardson was an operations and management consultant for a diverse group of companies including Tesla Motors, Solaria and TouchTunes Interactive Networks. Ms. Richardson also held a variety of executive positions at Flextronics, including vice president of strategic accounts. Ms. Richardson’s early career included positions at Hughes Aircraft Ground Systems Group and Metcal. Ms. Richardson served on the board of SGI, a global leader in high-performance solutions for computing, data analytics and data management until its acquisition by Hewlett-Packard. Ms. Richardson is also a board member of Resideo Technologies, Inc., a global provider of comfort and security solutions; Exploramed NC7 and Exploramed V, privately held companies in biomedical solutions; Mythic, a privately held edge computing analog device company; and We Care Solar, a nonprofit organization providing solar-powered systems for maternity care. She was previously a director of SGI, until its sale to HPE, and Callidus Cloud until its sale to SAP, and Zayo Group Holdings, Inc. (NYSE: ZAYO). Ms. Richardson is also currently an advisor to private companies, Eargo, a hearing device provider, and Zoox, an autonomous vehicle company. She holds a B.S. in Industrial Engineering from Purdue University and an Executive MBA from Pepperdine University. Ms. Richardson’s combination of independence and her experience, including past experience as an executive officer, qualifies her to serve as a member of our Board of Directors.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Continuing Class II Directors with a Term Expiring in 2021 (ages as of Annual Meeting date)

G. Tyson Tuttle, 51

Mr. Tuttle has served as a Director and our Chief Executive Officer since April 2012. Upon Mr. Bock’s retirement in February 2016, he also became President. Mr. Tuttle served as our Chief Operating Officer and Senior Vice President from May 2011 to April 2012. From January 2010 to May 2011, Mr. Tuttle served as our Chief Technical Officer. From May 2005 to December 2009, he was our Vice President and General Manager of Broadcast products including the audio and video product families. Mr. Tuttle joined Silicon Labs in 1997 as a senior design engineer. From 1999 to 2005, Mr. Tuttle served in a variety of product management, marketing and business leadership positions. Previously, Mr. Tuttle held senior design engineering positions at Crystal Semiconductor/Cirrus Logic and Broadcom Corporation where he focused on high-speed mixed-signal circuit design for mass storage and Ethernet applications. Mr. Tuttle holds an M.S. in Electrical Engineering from UCLA and a B.S. in Electrical Engineering from Johns Hopkins University. Mr. Tuttle has been granted over 70 patents covering many fundamental semiconductor inventions including key aspects of wireless communications. Mr. Tuttle’s intimate knowledge of our company and the industry and his service as our Chief Executive Officer qualify him to serve as a member of our Board of Directors.

Sumit Sadana, 50

Mr. Sadana has served as a Director of Silicon Labs since April 2015. Since June 2017, Mr. Sadana has served as Executive Vice President and Chief Business Officer of Micron Technology, Inc. Prior to this role, Mr. Sadana was the President of Sunrise Capital Management, LLC a technology, M&A and financial consulting/advisory firm from June 2016 to May 2017. Prior to this role, Mr. Sadana served as Executive Vice President and Chief Strategy Officer of SanDisk, a provider of flash-based storage solutions, since September 2012 and also as its General Manager of Enterprise Solutions since April 2015. Mr. Sadana previously served as SanDisk’s Senior Vice President and Chief Strategy Officer from April 2010 to September 2012. Mr. Sadana was President of Sunrise Capital Management LLC from October 2008 to March 2010. Mr. Sadana was also Senior Vice President Strategy and Business Development from December 2004 to September 2008, as well as Chief Technology Officer from January 2006 to May 2007 at Freescale Semiconductor, Inc., a provider of embedded processors. Mr. Sadana started his career at International Business Machines Corporation where he held several hardware design, software development, operations, strategic planning, business development and general management roles. Mr. Sadana has a B.Tech. in Electrical Engineering from the Indian Institute of Technology (IIT), Kharagpur and an M.S. in Electrical Engineering from Stanford University. Mr. Sadana’s combination of independence and his experience, including experience in the semiconductor industry, qualifies him to serve as a member of our Board of Directors.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Gregg Lowe, 56

Mr. Lowe has served as a Director of Silicon Labs since April 2017. Mr. Lowe is currently President and Chief Executive Officer of Cree, an innovator of lighting-class LEDs, lighting products and Wolfspeed™ power and radio frequency (RF) semiconductors. Mr. Lowe is a former President and CEO for Freescale Semiconductor. Mr. Lowe joined Freescale in June 2012. Mr. Lowe previously served as senior vice president and manager of the Analog business at Texas Instruments (TI). Mr. Lowe joined TI’s field sales organization in 1984, with responsibility for growing the company’s business with automobile manufacturers. In 1990, he moved to Germany eventually leading the European automotive sales force, managing teams and customer relationships in France, Germany, Italy, England and Spain. In 1994, Mr. Lowe returned to the U.S. to manage the marketing organization of TI’s microcontroller business and was later promoted to the business General Manager. Later, he led the Application Specific Integrated Circuit organization, overseeing a worldwide team with design centers and customers on each continent. Mr. Lowe earned a Bachelor of Science degree in electrical engineering in 1984 from Rose-Hulman Institute of Technology in Terre Haute, Indiana. He later received the university’s Career Achievement Award to recognize his accomplishments in the community and within the semiconductor industry. He graduated from the Stanford Executive Program at Stanford University. Mr. Lowe currently serves on the boards of The Rock & Roll Hall of Fame in Cleveland, Ohio, The Baylor Healthcare System in Dallas and St. Edward’s High School in Lakewood, Ohio. Mr. Lowe’s combination of independence and his experience, including experience in the semiconductor industry, qualifies him to serve as a member of our Board of Directors.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Board Leadership/Independence

The Board of Directors separates the role of Chairman of the Board from the role of Chief Executive Officer. The Board of Directors has also designated Mr. Wood as the Lead Director. The Lead Director’s duties include presiding over executive sessions of the Company’s independent directors and serving as principal liaison between the non-employee directors, the Chief Executive Officer and the Chairman of the Board on sensitive issues. The Board believes that the appointment of the Lead Director and the separation of the Chairman and Chief Executive Officer roles currently provides the most efficient and effective leadership model for the Company as it encourages free and open dialogue regarding competing views and provides for strong checks and balances. Specifically, the balance of powers among our Chief Executive Officer, Chairman of the Board and Lead Director facilitates the active participation of our independent directors and enables our Board of Directors to provide more effective oversight of management. The Board of Directors has determined that Messrs. Bock, Lazar, Lowe, Sadana, Sooch and Wood and Mses. Richardson and Wyatt are each independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. Independent directors met in executive session without the Chief Executive Officer and other non-independent directors present on four occasions during fiscal 2018.

Any member of our Board of Directors may resign at any time by delivering written notice to the Company. When a director resigns, a majority of the directors remaining in office shall have the power to fill the vacancy on the Board of Directors and the director so elected shall hold office for the unexpired portion of the term of the resigned director.

Committees and Meetings

During fiscal 2018, our Board of Directors held four regular meetings and no special meetings. Our Board of Directors has an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and a Mergers and Acquisitions Committee. During fiscal 2018, each incumbent director attended or participated in substantially all of the aggregate of (i) the meetings of the Board of Directors and (ii) the meetings held by all committees of the Board of Directors on which such director served.

Audit Committee. The Audit Committee is responsible for matters relating to the selection of our independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of our independent registered public accounting firm, compliance with our accounting and financial policies, and management’s procedures and policies relative to the adequacy of our internal accounting controls. The members of the Audit Committee are Messrs. Lazar and Wood and Ms. Richardson. Mr. Lazar serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. Lazar is qualified as an audit committee financial expert pursuant to Item 407 of Regulation S-K and as a financially sophisticated audit committee member under Rule 5605(c)(2)(A) of the Marketplace Rules of the NASDAQ Stock Market, Inc. The Board of Directors has also determined that each of the members of the Audit Committee is independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. and Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is located on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. See Appendix II for a copy of the Audit Committee Charter. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Audit Committee held five meetings during fiscal 2018.

Compensation Committee. The Compensation Committee reviews and approves all compensation to be provided to our executive officers and makes recommendations to the Board of Directors regarding our compensation of directors. In addition, the Compensation Committee has authority to administer our stock incentive and stock purchase plans. The members of the Compensation Committee are Messrs. Sadana and Lowe and Ms. Richardson. Mr. Sadana serves as Chairman of the Compensation Committee. The Board of Directors has determined that each of the members of the Compensation Committee is independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is located on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. The Compensation Committee reviews and assesses the adequacy of its charter on an annual basis. The Compensation Committee held six meetings during fiscal 2018.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee focuses on issues related to the composition, practices and operations of the Board of Directors. In addition, the Nominating and Corporate Governance Committee has the authority to consider candidates for the Board of Directors recommended by stockholders and to determine the procedures with respect to such stockholder recommendations. The members of the Nominating and Corporate Governance Committee are Messrs. Sadana and Wood and Ms. Richardson. Mr. Wood serves as Chairman of the Nominating and Corporate Governance Committee. The Board of Directors has determined that each member is independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on our Internet website under the “Investor Relations” page. The Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, the Corporate Governance Policy, which is also located on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. The Nominating and Corporate Governance Committee held four meetings during fiscal 2018.

Mergers and Acquisitions Committee. The Mergers and Acquisitions Committee reviews and makes recommendations to the Board of Directors regarding potential material acquisitions and divestitures. The members of the Mergers and Acquisitions Committee are Messrs. Bock, Lazar, Lowe and Sadana. Mr. Bock serves as Chairman of the Mergers and Acquisitions Committee. The Mergers and Acquisitions Committee held three meetings during fiscal 2018.

Director Nomination

In evaluating potential director candidates, the Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors and seeks to ensure that at least a majority of the directors are independent under the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. The Nominating and Corporate Governance Committee selects director nominees based on their personal and professional integrity, depth and breadth of experience, ability to make independent analytical inquiries, understanding of our business, willingness to devote adequate attention and time to duties of the Board of Directors and such other criteria as is deemed relevant by the Nominating and Corporate Governance Committee. The Company’s Corporate Governance Policy (approved by the Board of Directors) provides that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and skills. The Company does not have any other formal policy with respect to the diversity of our directors. The Nominating and Corporate Governance Committee considers the effectiveness of this policy and the effectiveness of the Board of Directors generally in the course of nominating directors for election.

In identifying potential director candidates, the Nominating and Corporate Governance Committee relies on recommendations made by current directors and officers. In addition, the Nominating and Corporate Governance Committee may engage a third party search firm to identify and recommend potential candidates. Finally, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders.

Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee must provide written notice not later than November 7, 2019 to the Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701. Any such notice should clearly indicate that it is a recommendation of a director candidate by a stockholder and must set forth (i) the name, age, business address and residence address of the recommended candidate, (ii) the principal occupation or employment of such recommended candidate, (iii) the class and number of shares of the corporation which are beneficially owned by such recommended candidate, (iv) a description of all understandings or arrangements between the stockholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the stockholder and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors.

In addition, such notice must contain (i) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting, (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such nomination, (iii) the class and number of shares of the corporation that are beneficially owned by

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PROPOSAL ONE: ELECTION OF DIRECTORS

such stockholder, (iv) any material interest of the stockholder in such recommendation and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such stockholder’s capacity as proponent of a stockholder proposal. Assuming that a stockholder recommendation contains the information required above, the Nominating and Corporate Governance Committee will evaluate a candidate recommended by a stockholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend our annual meetings of stockholders if practicable. All of the directors in office at the time of the annual meeting of stockholders held on April 19, 2018 attended such meeting.

Stockholder Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors or with individual directors. Stockholders who wish to communicate with the Board of Directors or with individual directors should direct written correspondence to our Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the corporation, (ii) the name and address, as they appear on the corporation’s books, of the stockholder sending such communication and (iii) the class and number of shares of the corporation that are beneficially owned by such stockholder. The Corporate Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is deemed unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors, employees and consultants. Our Code of Business Conduct and Ethics is located on our website under the “Investor Relations” page. Our website address is http://www.silabs.com.

Risk Management

Our Board of Directors oversees our management, which is responsible for the day-to-day issues of risk management. Such oversight is facilitated in large part by the Audit Committee, which receives reports from management, the internal audit team, and the Company’s independent registered public accounting firm. In addition, members of management (including the Chief Executive Officer, Chief Financial Officer and Chief Legal Officer) may also report directly to the Board of Directors on significant risk management issues.

Director Compensation and Indemnification Arrangements

Under the 2009 Stock Incentive Plan, on the date of the 2018 annual meeting of stockholders, the Board of Directors granted each non-employee director a Restricted Stock Unit (“RSU”) award that shall vest on approximately the first anniversary of the date of grant at no cost covering a number of shares of the Company’s common stock equal to $170,000 (or $225,000 for the Chairperson of the Board) divided by the average closing price of the Company’s common stock during the 30 trading days ending on the second trading day preceding the grant date; provided that any former employee of the Company must have served as a non-employee director for at least six months in order to receive such award. Accordingly, as Chairman of the Board, Mr. Sooch received a grant of 2,415 RSUs and Messrs. Bock, Lazar, Lowe, Sadana, Wood and Ms. Richardson each received a grant of 1,825 RSUs on the date of the 2018 annual meeting of stockholders.

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PROPOSAL ONE: ELECTION OF DIRECTORS

During 2018, we paid our non-employee directors cash compensation consisting of (i) $50,000 per person per year, (ii) an additional $20,000 per year for the Chairman of the Audit Committee, (iii) an additional $9,000 per year for each Audit Committee member (excluding the Chairman), (iv) an additional $20,000 per year for the Chairman of the Compensation Committee, (v) an additional $9,000 per year for each Compensation Committee member (excluding the Chairman), (vi) an additional $10,000 per year for the Chairman of the Nominating and Corporate Governance Committee, (vii) an additional $5,000 per year for each Nominating and Corporate Governance Committee member (excluding the Chairman), (viii) an additional $20,000 per year for the Lead Director (ix) an additional $10,000 per year for the Chairman of the Mergers and Acquisitions Committee, (x) an additional $5,000 per year for each Mergers and Acquisitions Committee member (excluding the Chairman) and (xi) an additional $20,000 per year for the Chairman of the Board. Payments under the cash compensation plan are generally paid in equal quarterly installments on the last day of each fiscal quarter.

Cash compensation was pro-rated if the individual served less than the full year in a position.

Our certificate of incorporation limits the personal liability of our directors for breaches by them of their fiduciary duties. Our bylaws require us to indemnify our directors to the fullest extent permitted by Delaware law. We have also entered into indemnification agreements with all of our directors and have purchased directors’ and officers’ liability insurance.

In addition to the above compensation, we also reimburse non-employee directors for all reasonable out-of-pocket expenses incurred for attending board and committee meetings.

The following table provides summary information on compensation earned by each non-employee member of our Board of Directors in fiscal 2018.

Director Compensation Table for Fiscal 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
William G. Bock	60,000	164,068	224,068
Jack R. Lazar	75,000	164,068	239,068
Gregg Lowe	64,000	164,068	228,068
Nina Richardson	73,000	164,068	237,068
Sumit Sadana	80,000	164,068	244,068
Navdeep S. Sooch	70,000	217,109	287,109
William P. Wood	89,000	164,068	253,068
Christy Wyatt(2)	—	—	—

(1)

Amounts shown do not reflect compensation actually received by the director but represent the grant date fair value as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”). The assumptions underlying the calculation are discussed under Note 14, Stock-Based Compensation, of the Company’s Form 10-K for the fiscal year ended December 29, 2018.

(2)	Christy Wyatt joined the Board of Directors on January 24, 2019.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote

FOR the election of the Nominees for Class III Directors as listed above.

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PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 28, 2019. Ernst & Young LLP has audited our financial statements since our inception in 1996. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Ernst & Young LLP for fiscal 2018 and 2017:

	2018 ($)	2017 ($)
Audit fees	1,380,900	1,481,000
Audit-related fees	1,500	3,000
Tax fees	439,400	277,500
All other fees	2,200	2,160
Total	1,824,000	1,763,660

Audit Fees. Audit fees relate to services rendered in connection with the audits of the annual consolidated financial statements and attestation of management’s report on internal controls over financial reporting included in our Form 10-K, the quarterly reviews of financial statements included in our Form 10-Q filings, fees associated with SEC registration statements, assistance in responding to SEC comment letters, accounting consultations related to audit services and statutory audits required internationally.

Audit-Related Fees. Audit-related fees include services for assurance and other related services, such as consultations concerning financial accounting and reporting matters and due diligence related to mergers and acquisitions.

Tax Fees. Tax fees include services for tax compliance, research and technical tax advice.

All Other Fees. All other fees include the aggregate fees for products and services provided by Ernst & Young LLP that are not reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Audit Committee is authorized by its charter to pre-approve all auditing and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform attest services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Committee in the event that a need arises for pre-approval between Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting. During fiscal 2018, all such services were pre-approved in accordance with the procedures described above.

Our Audit Committee has reviewed the fees described above and believes that such fees are compatible with maintaining the independence of Ernst & Young LLP.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirement. However, the appointment of Ernst & Young LLP is being submitted to the stockholders for ratification. If the stockholders fail to ratify the appointment, the Audit Committee will

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PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

Recommendation of the Board of Directors

Upon the recommendation of our Audit Committee, our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of the appointment of

Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 28, 2019.

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PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal Three: Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission.

This vote is advisory, and, therefore, not binding on the Company, the Compensation Committee, or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of the Named Executive Officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain the Named Executive Officers, who are critical to our success. Under this program, the Named Executive Officers are rewarded for the achievement of strategic and operational objectives and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis and the accompanying compensation tables beginning on page 16 of this Proxy Statement for additional information about our executive compensation program, including information about the compensation of the Named Executive Officers in fiscal 2018.

The Compensation Committee regularly reviews our executive compensation program to ensure that it achieves the desired goal of aligning our executive compensation structure with the interests of our stockholders and current market practices.

We are asking our stockholders to indicate their support for the compensation of the Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of the Named Executive Officers. Please note that this vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

We will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers as disclosed in this Proxy Statement is hereby approved.”

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR approval of the above resolution.

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OTHER MATTERS

Other Matters

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

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OWNERSHIP OF SECURITIES

Ownership of Securities

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of January 31, 2019 by (i) all persons who were beneficial owners of five percent or more of our common stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement and (iv) all then current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Shares Beneficially Owned(2)
G. Tyson Tuttle(3)	258,160	*
John Hollister(4)	47,161	*
Brandon Tolany(5)	35,973	*
Sandeep Kumar(6)	30,167	*
Alessandro Piovaccari(7)	15,360	*
Navdeep S. Sooch	443,332	1.0%
William G. Bock	37,926	*
Jack R. Lazar	11,276	*
Gregg Lowe	2,702	*
Nina Richardson	3,020	*
Sumit Sadana	3,488	*
William P. Wood	30,526	*
Christy Wyatt	—	*
Entities deemed to be affiliated with BlackRock, Inc.(8)	5,741,056	13.3%
Entities deemed to be affiliated with The Vanguard Group(9)	4,067,245	9.4%
Entities deemed to be affiliated with FMR LLC(10)	6,472,259	15.0%
All directors and executive officers as a group (13 persons)(11)	919,091	2.1%
Total Beneficial Ownership	17,199,651	39.7%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise indicated in the footnotes, the address for the beneficial owners named above is 400 West Cesar Chavez, Austin, Texas 78701.
(2)

Percentage of ownership is based on 43,088,623 shares of common stock outstanding on January 31, 2019. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after January 31, 2019 and shares of common stock subject to restricted stock units which will become vested within 60 days after January 31, 2019 are deemed outstanding for computing the percentage for the person or group holding such awards but are not deemed outstanding for computing the percentage for any other person or group.

(3)	Includes 75,000 shares issuable upon exercise of stock options, 25,000 of which are vesting February 15, 2019 and 47,457 shares issuable upon the release of vested restricted stock units.
(4)	Includes 15,969 shares issuable upon the release of vested restricted stock units.
(5)	Includes 18,235 shares issuable upon exercise of stock options and 17,576 shares issuable upon the release of vested restricted stock units.
(6)	Includes 11,002 shares issuable upon the release of vested restricted stock units.
(7)	Includes 12,679 shares issuable upon the release of vested restricted stock units.
(8)

Pursuant to a Schedule 13G/A dated February 11, 2019 filed with the SEC, BlackRock, Inc. reported that as of December 31, 2018 it and certain related entities had sole voting power over 5,629,625 shares and dispositive power over 5,741,056 shares and that its address is 55 East 52nd Street, New York, New York 10055.

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OWNERSHIP OF SECURITIES

(9)

Pursuant to a Schedule 13G/A dated February 11, 2019 filed with the SEC, The Vanguard Group reported that as of December 31, 2018 it and certain related entities had sole voting power over 88,767 shares, sole dispositive power over 3,973,432 shares, shared voting power over 9,112 shares, and shared dispositive power over 93,813 shares and that its address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(10)

Pursuant to a Schedule 13G/A dated February 13, 2019 filed with the SEC, FMR LLC reported that as of December 31, 2018 it and certain related entities had sole voting power over 2,338,504 shares and dispositive power over 6,472,259 shares and that its address is 245 Summer Street, Boston, Massachusetts 02210.

(11)	Includes an aggregate of 93,235 shares issuable upon exercise of stock options and an aggregate of 104,683 shares issuable upon the release of vested restricted stock units.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Transactions

Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance. In addition, our certificate of incorporation limits the personal liability of the members of our Board of Directors for breaches by the directors of their fiduciary duties.

Policies and Procedures with Respect to Related Party Transactions

Our Audit Committee Charter requires that the members of our Audit Committee, all of whom are independent directors, review and approve all related party transactions as described in Item 404 of Regulation S-K promulgated by the SEC. We have also adopted a written policy regarding the approval of all related party transactions. Under such policy, each of our directors and executive officers must notify the Corporate Secretary (who, in turn, will provide such information to the Audit Committee) of any proposed related party transactions. To assist with the identification of potential related party transactions, we solicit information through questionnaires in connection with the appointment of new directors and executive officers and on an annual basis with respect to existing directors and executive officers. The Chairman of the Audit Committee is delegated the authority to approve or ratify any related party transactions in which the aggregate amount involved is expected to be less than $1 million per year. All other proposed related party transactions are subject to approval or ratification by the Audit Committee except for certain categories of transactions that are deemed to be pre-approved by the Audit Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee and the Chairman, if applicable, will take into account, among other factors deemed appropriate, whether the related party transaction is on terms no more favorable to the counterparty than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Our Code of Business Conduct and Ethics requires our executive officers and directors to disclose any conflicts of interest, including any material transaction or relationship involving a potential conflict of interest. No executive officer may work, including as a consultant or a board member, simultaneously for us and any competitor, customer, supplier or business partner without the prior written approval of our Chief Financial Officer or legal department. Furthermore, executive officers are encouraged to avoid any direct or indirect business connections with our competitors, customers, suppliers or business partners.

Pursuant to our Corporate Governance Policy, we expect each of our directors to ensure that other existing and future commitments do not conflict with or materially interfere with their service as a director. Directors are expected to avoid any action, position or interest that conflicts with our interests, or gives the appearance of a conflict. In addition, directors should inform the Chairman of our Nominating and Corporate Governance Committee prior to joining the board of another public company to ensure that any potential conflicts, excessive time demands or other issues are carefully considered.

Director Independence

See the subsection entitled “Committees and Meetings” in the section of this Proxy Statement entitled “Proposal One: Election of Directors.”

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AUDIT COMMITTEE REPORT

Audit Committee Report

The following is the report of the Audit Committee with respect to the audit of the fiscal 2018 audited consolidated financial statements of Silicon Laboratories Inc. (the “Company”):

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. Additionally, the independent registered public accounting firm is responsible for performing an independent audit of the Company’s internal controls over financial reporting and for issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements in the Annual Report were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements in the Annual Report with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm, Ernst & Young LLP, the required communications specified by auditing standards together with guidelines established by the SEC and the Sarbanes-Oxley Act.

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures required by applicable requirements for the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee reviewed non-audit services provided by its independent registered public accounting firm for the last fiscal year and determined that those services are not incompatible with maintaining the independent registered public accounting firm’s independence.

Based upon the Committee’s discussion with management and the independent registered public accounting firm and the Committee’s review of the representation of management and the reports of the independent registered public accounting firm to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Jack R. Lazar (Chairman)

Nina Richardson

William P. Wood

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EXECUTIVE OFFICERS

Executive Officers

Set forth below is information regarding the executive officers of Silicon Labs as of January 31, 2019 (ages as of Annual Meeting date).

Name	Age	Position
G. Tyson Tuttle	51	President, Chief Executive Officer and Director
John Hollister	49	Senior Vice President and Chief Financial Officer
Brandon Tolany	44	Senior Vice President of Worldwide Sales
Sandeep Kumar, PhD	54	Senior Vice President of Worldwide Operations
Alessandro Piovaccari, PhD	55	Senior Vice President and Chief Technology Officer

G. Tyson Tuttle has served as a Director and our Chief Executive Officer since April 2012. Upon Mr. Bock’s retirement in February 2016, he also became President. Mr. Tuttle served as our Chief Operating Officer and Senior Vice President from May 2011 to April 2012. From January 2010 to May 2011, Mr. Tuttle served as our Chief Technical Officer. From May 2005 to December 2009, he was our Vice President and General Manager of Broadcast products including the audio and video product families. Mr. Tuttle joined Silicon Labs in 1997 as a senior design engineer. From 1999 to 2005, Mr. Tuttle served in a variety of product management, marketing and business leadership positions. Previously, Mr. Tuttle held senior design engineering positions at Crystal Semiconductor/Cirrus Logic and Broadcom Corporation where he focused on high-speed mixed-signal circuit design for mass storage and Ethernet applications. Mr. Tuttle holds an M.S. in Electrical Engineering from UCLA and a B.S. in Electrical Engineering from Johns Hopkins University. Mr. Tuttle has been granted over 70 patents covering many fundamental semiconductor inventions including key aspects of wireless communications.

John Hollister has served Silicon Labs as our Senior Vice President and Chief Financial Officer since June 2013. Prior to this role, Mr. Hollister was our Vice President, Business Development since April 2012 and also served as our Chief Information Officer from November 2012 to June 2013. Mr. Hollister served as our Vice President, Manufacturing and Asia Operations from November 2009 to April 2012. From April 2007 to October 2009, he was Managing Director, Asia Operations. Mr. Hollister joined Silicon Labs in 2004 and held financial management positions until April 2007. Prior to joining Silicon Labs, Mr. Hollister’s experience included Vice President of Finance at Cicada Semiconductor as well as various finance positions at Cirrus Logic, Veritas DGC, 3-D Geophysical and PricewaterhouseCoopers LLP. Mr. Hollister is a Certified Public Accountant and has a master’s degree in Accounting and a bachelor’s degree in Business Administration from the University of Texas at Austin.

Brandon Tolany has served as our Senior Vice President of Worldwide Sales since January 2016. Prior to joining Silicon Labs, Mr. Tolany served as Senior Vice President, Chief Sales and Marketing Officer at Freescale Semiconductor where he led global sales and marketing activities from 2013 to 2015. During his tenure at Freescale, Brandon progressed in a range of leadership positions including Vice President of Global Marketing for Microcontrollers and Director of Sales and Field Application Engineering for Freescale’s Americas West Region. Mr. Tolany started his career at Freescale in 2004 as a marketing manager for the i.MX applications processor product line. Prior to joining Freescale, Mr. Tolany was Director of Sales and Business Development for Luminent where he led global marketing efforts. He also served as a product manager at Mitsubishi Electric. Mr. Tolany holds a bachelor’s degree in Communications from the University of Texas at Austin.

Sandeep Kumar, PhD has served as our Senior Vice President of Worldwide Operations since July 2013. He previously served as Vice President of Operations Engineering from September 2009 to July 2013. He joined Silicon Labs in July 2006 and is responsible for worldwide operations. His team includes the manufacturing teams, CAD organization, process engineering and package engineering, product and test engineering, quality assurance, failure analysis, as well as the prototype production and reliability test labs. Dr. Kumar’s group drives the company technology strategy and supplier choices. Prior to joining Silicon Labs, Dr. Kumar managed global test engineering teams and was responsible for worldwide product and test engineering for the storage business at Agere Systems, Lucent Technologies and AT&T Bell Labs. Dr. Kumar has a bachelor’s degree in Electrical Engineering from the Indian Institute of Technology in Bombay, a M.S. in Electrical Engineering from the University of Evansville in Indiana and a Ph.D. in Electrical Engineering from Lehigh University.

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EXECUTIVE OFFICERS

He serves on the Electrical and Computer Engineering Department’s Industry Advisory Council for Southern Illinois University in Carbondale, IL.

Alessandro Piovaccari, PhD has served as our Senior Vice President and Chief Technology Officer since February 2015. He is responsible for the Company’s product and technology research and development. He joined Silicon Labs in 2003 to design the Company’s single-chip FM radio products and he co-architected the Company’s single-chip TV tuner IC. Previously, Dr. Piovaccari worked as a research scientist at Tanner Research joining in 1997 to develop CMOS neuro-inspired image processors. From 1998 to 2003, he was a member of the design services team at Cadence Design Systems, focusing on CMOS RFICs and high-speed SerDes IP development. Dr. Piovaccari holds 38 patents, is a Senior Member of IEEE, a Full Member of AES and a member of the Forbes Technology Council. Dr. Piovaccari received Laurea and PhD degrees in electronic engineering and computer science from the University of Bologna and a Post-Master’s Certificate with Honors in electrical engineering from Johns Hopkins University. Dr. Piovaccari also serves as a board member for the Skillpoint Alliance, as a member of the advisory council of UTeach Natural Sciences at The University of Texas at Austin, College of Natural Sciences, as an advisor for the Center for Leadership Education, G. W. Whiting School, John’s Hopkins University, and he is a part of the steering committee of the IEEE CICC conference.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2018 compensation program for our principal executive officer, principal financial officer, and three other most highly compensated executive officers of the Company. For 2018, these individuals were:

•	G. Tyson Tuttle, our Chief Executive Officer (our “CEO”).

•	John Hollister, our Senior Vice President and Chief Financial Officer (“CFO”).

•	Brandon Tolany, our Senior Vice President of Worldwide Sales

•	Sandeep Kumar, PhD, our Senior Vice President of Worldwide Operations

•	Alessandro Piovaccari, PhD, our Senior Vice President and Chief Technology Officer

We refer to these executive officers collectively in this Proxy Statement as the “Named Executive Officers” or “NEOs.”

Here, we describe the material elements of our compensation program for the Named Executive Officers during 2018 as administered by the Compensation Committee of our Board of Directors (the “Compensation Committee”). This analysis also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices, with respect to Named Executive Officers. Finally, it explains how and why the Compensation Committee arrived at the specific compensation decisions for our Named Executive Officers in 2018 and discusses the key factors that the Compensation Committee considered in determining their compensation.

2018 Business Results

Silicon Labs’ fiscal 2018 revenue was $868 million, up nearly $100 million, or 13% from fiscal 2017, including $37 million from the company’s April 2018 acquisition of Z-Wave. Continued growth in IoT and Infrastructure products was the key driver of these results. Silicon Labs delivered strong gross margins of 60.1% in 2018, up from 59.1% in 2017, reflecting the quality of the company’s products and served markets, as well as higher Infrastructure product mix. Operating income for the year increased slightly from 2017, while net income increased approximately 78%. For 2018, the company realized favorable tax benefits due to stock vesting at higher values than at the time of grant, and to adjustments related to ongoing updates to transition tax regulations associated with the Tax Cuts & Jobs Act. Interest expense related to the Company’s convertible notes increased due to a full year of interest in 2018 versus a partial year in 2017. Headcount grew approximately 18% from 2017 due to organic hiring and an acquisition.

Silicon Labs’ cash flow from operations has been positive nearly every quarter since it went public in 2000. In fiscal 2018, the company delivered operating cash flows of $174 million. The company ended the year with $620 million in cash, cash equivalents and investments, and is well-positioned to execute on its capital deployment strategy focusing on M&A and share repurchases. During 2018, the company returned $39 million to its shareholders through its share repurchase program. As of the end of 2018, the program had around $160 million in remaining authorization through fiscal 2019.

2018 Business Highlights

•

IoT products represented more than 50% of total revenue and are gaining traction in the smart home, industrial, metering, commercial, consumer and lighting markets, with design wins up nearly 30% year-on-year signaling strong future growth potential. IoT revenue grew 17% year-on-year, falling short of expectations due to headwinds from delayed product ramps in lighting and metering markets as well as macro weakness exiting the year. The company is focusing its R&D investments to deliver higher levels of integration, security and multi-protocol capabilities to extend our leadership and differentiation for low-power wireless end nodes in target markets.

•

Infrastructure products grew more than 30% year-on-year and design win lifetime revenue increased approximately 50%, exceeding expectations. During 2018, the company’s Infrastructure products benefited from continued widespread adoption of its digital isolation products in industrial and electric vehicle markets and the expansion of timing revenue into industrial, data center and wireless markets.

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COMPENSATION DISCUSSION AND ANALYSIS

•

Broadcast product revenues were in line with expectations for 2018, declining only 8% for the year. Broadcast consumer product revenue declined as the markets for our products continue to mature. Reductions in TV tuner ASPs drove a decline in Broadcast consumer product revenue despite increasing demand. Automotive radio product revenue also declined slightly due to delayed product ramps in Europe as well as a weakening global automotive market.

•	Access declined 8%, in line with expectations for the year.

•	Worldwide distribution revenue grew 13% from 2017 and represented 71% of 2018 revenue.

Significant Executive Compensation Actions

Our Compensation Committee, which consists entirely of independent directors, sets the compensation of our Named Executive Officers. For 2018, the Compensation Committee took the following actions with respect to the compensation of our Named Executive Officers:

•

Increased base salaries for Messrs. Tuttle, Hollister, Tolany, Kumar and Piovaccari to bring them to the approximate median level of the market data (as adjusted to reflect the factors described under “Compensation-Setting Process” below).

•

Approved cash incentive bonus targets tied to our 2018 financial performance (such awards to our continuing Named Executive Officers ultimately paid out at 81.7% of target for Messrs. Tuttle and Hollister, at 83% for Dr. Kumar, at 110.1% of target for Mr. Tolany and at 90.9% of target for Dr. Piovaccari.

•

Approved long-term incentive compensation, in the form of a combination of Restricted Stock Units (“RSUs”), Performance Shares (“PSU”), and Market Stock Units (“MSU”) to further align the incentives of the executives and stockholders, retain key employees, and reward performance.

•

We maintain stock ownership guidelines for our CEO, CFO and other executive officers. For our CFO and other named executive officers, this has been in place since 2017. Our CEO and our CFO are required to hold equity with a value of three times their respective base salaries. Other Section 16 officers are required to hold equity with a value of one times base salary.

•	We prohibit hedging and pledging of the Company’s securities.

Significant Corporate Governance Standards

We have endeavored to maintain high standards in our executive compensation and governance practices. The following policies remained in effect in 2018:

•	We do not provide excise tax gross-ups in the event of a change in control.

•

We have stock ownership guidelines for our CEO and CFO that require the holding of our equity with a value equal to a multiple of three times their base salary (following a phase-in period). Other NEOs are required to hold equity with a value of one times their base salary (following a phase-in period).

•	We have stock ownership requirements for our Board of Directors to require the holding of our equity with a value equal to three times their annual cash retainer following a phase-in period.

•	All employee change in control agreements contain double trigger (rather than single trigger) change in control provisions.

•

We do not provide significant perquisites or other personal benefits to our executive officers. Other than an annual physical examination paid for by the Company, our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time employees.

•	We have operated with the roles of Chairman of the Board and Chief Executive Officer separated for several years. We also have a Lead Independent Director on our Board.

•	We do not offer retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers, other than the 401(k) plan offered to our other salaried full-time employees.

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COMPENSATION DISCUSSION AND ANALYSIS

•	The compensation consultant engaged by the Compensation Committee does not provide any other services to the Company.

•

We conduct an annual review of our compensation programs for executive officers and other employees to assess the level of risk associated with those programs and the effectiveness of our policies and practices for monitoring and managing these risks.

•

We have a recoupment (or clawback) policy to provide for recovery of incentive compensation from any executive officer whose fraud or willful misconduct results in a restatement of our financial results.

Compensation Philosophy

Our executive compensation program supports our long-term strategic and operational goals. It is intended to attract, motivate, and retain talented individuals to serve as our executive officers. The Compensation Committee designs the various components of our executive compensation program to be market competitive and support growth and profitability objectives while remaining aligned with our culture.

We hold our executives to high performance standards and our compensation plans for our CEO and other Named Executive Officers are designed to deliver competitive base pay and attractive incentive opportunities if performance is outstanding while delivering significantly lower actual compensation when performance is below our rigorous standards. To this end, a significant portion of target compensation for our executives is designed to be at risk.

Salaries are compared not only to our peer group listed below, but also to data from Radford Technology survey. Our target for salaries, considering data from each source, is market competitive. Our cash incentive plan, discussed below, is based primarily on achieving corporate targets, with only two of our Named Executive Officers having MBO targets. This plan targets above-market awards when the Company is performing and places cash incentives at risk when performance targets are not achieved. See also Annual Cash Incentive Bonus below.

In our equity program, in addition to time-based RSUs, we use two forms of performance shares, MSUs and PSUs, to maintain high performance standards in our long-term incentive plan. Our use of MSUs began in 2012 and has consistently been part of our long-term incentive strategy. We require significant levels of performance in terms of Total Shareholder Return (or “TSR”) relative to the Philadelphia Semiconductor Index (“XSOX” or “Index”) for MSUs to be earned at target levels.

In addition to MSUs, we use PSUs to incentivize and reward operational focus on revenue growth. With a target at 10% to 12% revenue growth year-over-year, PSUs provide zero reward for 5% or less revenue growth and, conversely, pays 200% of target upon achieving 17% revenue growth. The revenue growth factor is prorated for revenue growth between 5% and 10% and between 12% and 17% (i.e. if revenue growth is 9%, the revenue growth factor of 80% is applied to determine the PSU result). We believe these performance awards appropriately focus our executives on operational activities that drive sustained performance and growth.

This equity approach provides a strong alignment between pay-for-performance, operational results and retention of key executive talent. The design appropriately establishes a clear focus on TSR and year-over-year revenue growth. As such, our compensation program provides modest compensation when longer-term performance is below expectations. We believe that this approach optimally aligns the interests of management and our stockholders and results in the greatest emphasis on long-term stockholder value creation. For more information on the design of our equity programs and for awards granted in 2018, see “Long-term Incentives Equity Awards” below.

Compensation-Setting Process

Role of Compensation Committee. The Compensation Committee is responsible for administering our executive compensation program, as well as determining and approving the compensation for our Named Executive Officers. The Compensation Committee regularly reports to our Board of Directors on its deliberations and actions.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee uses a balanced approach to set the compensation of our executive officers, with each primary direct component of compensation (base salary, annual cash incentive bonus, and long-term incentive compensation) designed to play a specific role in achieving this objective. The Compensation Committee determines the compensation of each executive officer with respect to each compensation component based, in part, on its own analysis of competitive market data and the recommendations of our CEO, both as described below. Additionally, the Compensation Committee periodically reviews whether our compensation policies and practices create any risks reasonably likely to have a material adverse impact on the Company and the steps that have or should be taken to monitor and mitigate such risks.

The Compensation Committee exercises its own judgment in making its compensation decisions and may accept or reject our CEO’s recommendations. In addition, the Compensation Committee receives input from its compensation consultant and meets in executive session (without our CEO present) prior to making its final determinations regarding compensation.

Differences in compensation among our executive officers are the result of the Compensation Committee’s exercise of its judgment, following its review of our CEO’s recommendations, its analysis of competitive market data and its consideration of overall Company performance, competitive pressures, business conditions and the potential financial impact of compensation decisions including dilution. Pay recommendations were based on competitive market data from the compensation consultant and a variety of other factors, including level of performance, the vesting and value of current equity grants, each individual’s tenure, prior experience, distinctive value to the Company, variances in job responsibilities relative to similarly titled officers at other companies and the appropriate mix of compensation elements (including base salary, cash incentives and equity incentives).

In determining the compensation of our CEO, the Compensation Committee consults with the other independent members of our Board of Directors, assesses our CEO’s individual performance and considers competitive market data and the other factors described above.

For our Named Executive Officers, the Committee targets market median for base salaries and targets greater than market total direct compensation when our stringent performance targets are achieved. The factors described above provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer. No single factor is determinative in setting pay levels, nor is the impact of any factor on the determination of pay levels quantifiable.

The Committee also noted that our stockholders approved our executive compensation practices pursuant to the advisory vote at our 2018 annual stockholders meeting and the Committee believes that our compensation practices are at least as favorable to the Company as those that were previously approved.

Role of Management. In carrying out its responsibilities, the Compensation Committee works with members of our management, including our CEO. Typically, our management assists the Compensation Committee by providing information on Company performance and its perspective on compensation matters. Our CEO generally attends Compensation Committee meetings (except with respect to discussions involving his own compensation).

Our CEO formulates recommendations regarding our executive officers’ compensation (except for his own compensation) for the Compensation Committee using the factors mentioned above and his performance evaluation. Our CEO does not use a specific formula.

Our CEO conducts this assessment with the assistance of our Chief People Officer. Our CEO then makes formal recommendations to the Compensation Committee, using data from Compensia and Radford, regarding adjustments to base salary, annual cash incentive bonus opportunities and equity awards for his team. Our CEO also recommends performance measures and related target levels for annual cash incentive bonuses and equity awards for his team.

The Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters. They reference this recommendation, among other factors, as they make compensation decisions for our executive officers.

Role of Compensation Consultant. The Compensation Committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with the administration of our executive compensation programs.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee retained Compensia, Inc., a national compensation consulting firm providing executive compensation advisory services (“Compensia”), to provide competitive market data and analysis regarding material elements of compensation, including base salary, cash incentives and equity incentives. Compensia served at the discretion of the Compensation Committee. Compensia did not provide any other services to the Company in 2018.

With the approval of the Compensation Committee, Compensia also provides our CEO and our Chief People Officer with market data regarding compensation for our executive officers so that our CEO’s compensation recommendations to the Compensation Committee are consistent with our compensation philosophy.

Competitive Positioning. The Compensation Committee believes it is in the best interests of our stockholders to ensure that our executive compensation is competitive with that of other companies of similar size and complexity. In late 2017, the Compensation Committee directed Compensia to use data gathered from the 2017 Radford High-Technology Executive Compensation Survey and publicly-available information from the following companies to identify and analyze the competitive market for 2018 executive compensation:

Ambarella	MACOM Technology Solutions
Cavium Inc.	MaxLinear
Cirrus Logic	Mellanox Technologies
Cree	Microsemi Corporation
Cypress Semiconductor Corporation	Monolithic Power Systems Inc.
Inphi	Power Integrations Inc.
Integrated Device Technology, Inc.	Semtech Corporation
Synaptics Incorporated

Compensation Elements

The primary components of our executive compensation program are base salary, annual cash incentive bonus and equity awards. The Compensation Committee does not use a prescribed formula for allocating compensation between annual and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Base Salary. The 2018 base salaries are set forth in the following table:

Named Executive Officer	2017 Base Salary ($)(1)	Percentage Increase	2018 Base Salary ($)
G. Tyson Tuttle	626,000	4.2%	652,174
John Hollister	372,000	5.6%	393,000
Brandon Tolany	375,000	4.0%	390,000
Sandeep Kumar	340,000	6.0%	360,400
Alessandro Piovaccari	340,230	6.0%	360,630

(1)	The actual base salaries paid to the Named Executive Officers during 2018 are set forth in the Summary Compensation Table below.

Annual Cash Incentive Bonus. Each year, the Compensation Committee adopts a bonus plan (the “Bonus Plan”) to reward exceptional performance and align the financial incentives of our Named Executive Officers with our short-term operating plan and long-term strategic objectives and the interests of our stockholders. The Compensation Committee approves the design, structure, and performance objectives, as well as each objective’s relative weighting, under the Bonus Plan. The Compensation Committee designs the Bonus Plan to pay each Named Executive Officer up to 150% of his target annual cash incentive bonus opportunity for outstanding performance. Consistent with our “pay-for-performance” philosophy, however, no payment is guaranteed if an executive officer fails to meet the minimum established performance objectives for his award opportunity under the Bonus Plan.

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COMPENSATION DISCUSSION AND ANALYSIS

Typically, the Compensation Committee establishes one or more corporate financial metrics tied to our annual operating plan as the principal measures for determining each executive officer’s annual cash incentive bonus. For 2018, consistent with our business strategy, the Compensation Committee established adjusted revenue, adjusted operating income as a percentage of adjusted revenue and adjusted margin as the principal corporate financial metrics. For this purpose, “adjusted revenue” and “adjusted margin” and “adjusted operating income” mean revenue, gross margin and operating income (as a percentage of adjusted revenue) as determined under generally accepted accounting principles modified for intangible asset amortization, acquisition-related items, termination costs and impairments. These adjusted measures more clearly highlight the results of core ongoing operations. For purposes of cash incentive bonuses, the Compensation Committee reserves the authority to determine whether to exclude any item when making adjustments from the corresponding GAAP metric.

To reflect their functional roles and responsibilities, the Compensation Committee established corporate financial metrics as set forth in the table below for the purpose of determining the annual cash incentive bonuses for the Named Executive Officers. With respect to revenue and adjusted operating income, the percentage payout was determined using a sliding scale based on actual performance, with no minimum payout and a maximum payout of 150% of the executive’s target annual cash incentive bonus opportunity for above-target performance. The plan allowed for 100% payout at 100% of plan target. For the adjusted revenue component, there was a decreasing scale to 10% at 90% of plan target, no payment below 90% of target and a maximum payout of 150% at 110% of target. For the adjusted margin and operating income components, there was a decreasing scale to 10% at 80% of plan target, no payment below 80% of target and a maximum payout of 150% at 120% of target.

For 2018, the target annual cash incentive bonus opportunities and the relative weighting of the corporate financial metrics in their capacities as Named Executive Officers were as follows:

Named Executive Officer	Target Annual Cash Incentive Award Opportunity (as a Percentage of Base Salary) (%)	Performance Metrics	Weighting %
G. Tyson Tuttle	130%	Adjusted Revenue	50%
		Adjusted Operating Income %	50%
John Hollister	100%	Adjusted Revenue	50%
		Adjusted Operating Income %	50%
Brandon Tolany	100%	Adjusted Revenue	50%
		MBO	50%
Sandeep Kumar	75%	Adjusted Revenue	50%
		Adjusted Margin %	50%
Alessandro Piovaccari	75%	Adjusted Revenue	50%
		Adjusted Revenue Adjusted Operating Income %	25% 25%
		MBO	50%

Award Decisions and Analysis. To ensure a direct correlation between our short-term performance and our actual business results, the Compensation Committee makes quarterly payments to our Named Executive Officers under the Bonus Plan. Each fiscal quarter, bonus payments are made to the extent we have achieved our pre-established corporate financial metrics.

Our Board of Directors and the Compensation Committee may exercise discretion either to make payments absent attainment of the relevant performance metric target levels or to reduce or increase the size of any award payment. Neither the Board of Directors nor the Compensation Committee exercised such discretion in 2018.

For each of the Named Executive Officers, the portion of his target annual cash incentive bonus opportunity that was attributable to these corporate financial metrics was allocated over the four fiscal quarters of 2018 in proportion to the

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amount of revenue that we estimated we would generate in each such quarter as reflected in our 2018 annual operating plan approved by our Board of Directors. Our Board of Directors established quarterly target levels with respect to the annual operating plan for each of the corporate financial metrics.

Messrs. Tuttle, Hollister and Dr. Kumar’s bonus payments were directly tied to the achievement of our corporate financial metrics. Mr. Tolany and Dr. Piovaccari’s bonus targets included both corporate financial metrics and a functional Management Bonus Objective (“MBO”) component. MBO payments are based on the achievement of individual goals, which are designed to support our short and long term corporate objectives.

Mr. Tuttle’s cash incentive bonus was based solely on Company financial targets with 50% of the incentive based on Adjusted Revenue and 50% based on Adjusted Operating Income. The Adjusted Revenue portion of his bonus paid out at 72.9%of target and Adjusted Operating Income paid out at 96.8%. This resulted in a total bonus payout of 81.7% of target.

Mr. Hollister’s cash incentive bonus also was based solely on Company financial targets with 50% of the incentive based on Adjusted Revenue and 50% based on Adjusted Operating Income. The Adjusted Revenue portion of his bonus paid out at 72.9%% of target and Adjusted Operating Income paid out at 96.8%. This resulted in a total bonus payout of 81.7% of target.

Mr. Tolany’s cash incentive bonus metrics also included financial and MBO targets. Mr. Tolany’s incentive was based 50% on adjusted revenue, where he achieved 72.9% of his target for 2018, and also included an MBO with respect to 50% of the total cash incentive bonus. His MBO targets were based on quarter over quarter growth in design wins and lifetime revenue associated with those wins. Mr. Tolany received a score of 150% for his MBO target achievement in 2018, making his total incentive achieved 110.1% for the year.

Dr. Kumar’s cash incentive bonus was based solely on Company financial targets with 50% of the incentive based on Adjusted Revenue and 50% based on Adjusted Margin. The Adjusted Revenue portion of his bonus paid out at 72.9% of target and the Adjusted Margin portion paid out at 96.7%. This resulted in a total bonus payout of 83.0% of target.

Dr. Piovaccari’s cash incentive bonus metrics included both Company financial and individual MBO targets. With respect to his financial targets, the cash incentive bonus was based 25% on adjusted revenue and 25% on adjusted operating income; these portions of his target cash incentive bonus paid out at 72.9% and 96.8%, respectively. Dr. Piovaccari’s MBO, based on timely product launches in 2018, informed 50% of his bonus. Dr. Piovaccari received a score of 100% for his MBO and his total incentive achieved was 90.9% for 2018.

Appendix I provides a reconciliation of GAAP and non-GAAP executive compensation financial measures and shows the corporate financial metric targets and actual performance against those targets for 2018.

The resulting payments to the continuing Named Executive Officers were as follows:

Named Executive Officer	Target Bonus as a Percent of Base Salary (%)	Actual Bonus as a Percent of Base Salary (%)
G. Tyson Tuttle	130%	81.7%
John Hollister	100%	81.7%
Brandon Tolany	100%	110.1%
Sandeep Kumar	75%	83.0%
Alessandro Piovaccari	75%	90.9%

The cash incentive bonus paid to the Named Executive Officers during 2018 are set forth in the Summary Compensation Table below under the heading “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Equity Awards. The Compensation Committee uses long-term incentive compensation, typically in the form of equity awards, for our Named Executive Officers, to retain talent, to align their interests with the interests of our stockholders and to provide incentives that we believe encourage behaviors that will maximize stockholder value. For 2018, the Compensation Committee approved the use of a mix of MSUs, PSUs and RSUs.

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COMPENSATION DISCUSSION AND ANALYSIS

MSU Awards. Since 2011 we have awarded MSUs that compare our TSR against the XSOX. For MSU awards granted prior to 2017, a payment equal to the target number of units can only be earned if our TSR exceeds the TSR results of the Index by 25 points. Where our TSR is either greater or lower than the Index results, payment is scaled 1.54 to 1, as shown in MSU Scale A.

MSU Scale A

SLAB TSR% minus Index TSR%	Payout % of Target MSUs	Comment
90+	200.0%	To earn the maximum award, SLAB TSR must exceed Index TSR by 90 points
70	169.3%
50	138.5%
30	107.7%
25	100.0%	To earn the target MSU award, SLAB TSR must exceed Index TSR by 25 points
20	92.3%
10	76.9%
0	61.5%	If SLAB TSR matches the Index TSR, MSUs are earned at 61.5% of Target
-20	30.8%
-30	15.4%
-40 or worse	0.0%	If SLAB TSR is more than 40 points below the Index TSR no MSUs are earned

For MSU awards granted in 2017 and 2018, a payment equal to the target number of units can be earned if our TSR is equal to the results of the XSOX. Payment is scaled 2 to 1 if our TSR exceeds the XSOX, and 3 to 1 when our TSR is lower than the XSOX, as shown in MSU Scale B.

MSU Scale B

SLAB TSR% minus Index TSR%	Payout % of Target MSUs	Comment
50+	200.0%	To earn the maximum award, SLAB TSR must exceed Index TSR by 50 points
30	160%
20	140%
10	120%
0	100%	If SLAB TSR matches the Index TSR, MSUs are earned at 100% of Target
-20	40%
-30	10%
-33.34 or worse	0.0%	If SLAB TSR is more than 33.34 points below the Index TSR no MSUs are earned

Our MSUs include the following features:

Cap on MSU payouts if TSR is negative. Our Compensation Committee included a cap on MSU payouts such that in the event our TSR is negative, the maximum payout under the MSUs would be 100% of the target award (regardless of the amount of TSR outperformance relative to the XSOX). This feature was added to reflect leading best practices in program design and to further strengthen the program from a pay-for-performance and shareholder alignment perspective.

One-and two-year measurement points. In order to further promote sustained performance and to support multi-year retention, our awards provide an opportunity for our executives to “bank” up to one-third of their target award

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COMPENSATION DISCUSSION AND ANALYSIS

based on relative TSR performance after one-and two-years. The remaining one-third of the target award opportunity and all potential upside opportunity remains reserved for the three-year measurement period. All shares earned or banked are settled at the end of the three-year period to maximize the retentive value of the awards. Pursuant to the payment scale above, in order for the target number of shares to be “banked” for one-or two-year performance, our TSR must exceed that of the XSOX by 25 points or more in the applicable performance period for grants prior to 2017. For achievement of target grants in 2017 and 2018, our TSR must equal that of the XSOX in the applicable performance period. Grants prior to 2017 continue to be measured using MSU Scale A. MSU grants made in 2017 and 2018 are measured using MSU Scale B.

PSU Awards. The Compensation Committee granted PSUs in 2018 to align our executive’s incentives with our revenue growth expectations. The PSUs measure revenue during a single fiscal year relative to revenue for the preceding fiscal year. The number of eligible PSUs is a product of the (a) target number of units and (b) the revenue growth factor. The revenue growth factor is scaled on a performance matrix where 5% or less revenue growth results in zero units, 17% or greater revenue growth results in 200% of the target units and shall be prorated for Revenue Growth falling between 5% and 10% and between 12% and 17%, with each credited 0.05% of Revenue Growth equal to a Revenue Growth Factor of 1%. Revenue Growth of between 10% and 12% results in 100% of the target units. Accordingly, less than 10% revenue growth results in below-target units. The eligible PSUs vest after three years of service following the date of grant.

RSU Awards. The RSUs awarded in 2018 provide a retention incentive and align the interests of our executive officers with those of our stockholders. These RSUs generally vest as to the underlying shares of common stock in three annual installments on each anniversary of the date of grant.

The Named Executive Officers were granted the following MSU, PSU and RSU awards during 2018:

	Performance Awards Nominal Number of Shares (#)			RSU Awards
Named Executive Officer			Grant Date Fair Value ($)	Number of Shares (#)	Grant Date Fair Value ($)
G. Tyson Tuttle	24,804	(1)	2,419,134	24,803	2,311,640
John Hollister	9,236	(2)	900,787	9,235	860,702
Brandon Tolany	7,916	(3)	772,048	7,916	737,771
Sandeep Kumar	6,334	(4)	617,755	6,333	590,236
Alessandro Piovaccari	7,388	(5)	720,552	7,388	688,562

(1)	Represents target 12,402 shares of MSUs and 12,402 shares of PSUs.
(2)	Represents target 4,618 shares of MSUs and 4,618 shares of PSUs.
(3)	Represents target 3,958 shares of MSUs and 3,958 shares of PSUs.
(4)	Represents target 3,167 shares of MSUs and 3,167 shares of PSUs.
(5)	Represents target 3,694 shares of MSUs and 3,694 shares of PSUs.

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COMPENSATION DISCUSSION AND ANALYSIS

Actual Performance of Plan-Based Awards. The following table contains information concerning PSU and MSU award performance in fiscal year 2018. For shares earned and unearned, see table Outstanding Equity Awards at Fiscal 2018 Year-End.

Performance – MSU Grants awarded to NEOs* from FY16 to FY18

					TSR During Performance Period
Year of Grant	Performance Period	Status	Target TSR	SLAB	XSOX	Payment %
FY 16	1-Year	Complete	Index + 25 Points	26.29%	31.77%	53.06%
FY 16	2-Year	Complete	Index + 25 Points	80.33%	97.08%	35.71%
FY 16	3-Year	Complete	Index + 25 Points	66.96%	93.42%	20.82%
FY 17	1-Year	Complete	Index	42.63%	49.48%	79.44%
FY 17	2-Year	Complete	Index	32.06%	46.71%	56.05%
FY 17	3-Year	In Progress	Index	32.06%	46.71%	56.05%
FY 18	1-Year	Complete	Index	-7.55%	-1.96%	83.23%
FY 18	2-Year	In Progress	Index	-7.55%	-1.96%	83.23%
FY 18	3-Year	In Progress	Index	-7.55%	-1.96%	83.23%

Performance – PSU Grants awarded to NEOs in FY18

Performance Shares (PSU)
Year of Grant	Performance Period	Status	Revenue Growth	Payment %
2018	1-Year	Complete	7.60%	52%

CEO Pay Ratio

The CEO Pay Ratio analysis is a required disclosure enacted by the Securities and Exchange Commission (“SEC”) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

A reasonable estimate was prepared of our CEO’s annual total compensation for fiscal year 2018 to our median employee for the same period. The 2018 calculation of all employees’ compensation was determined in the same manner as the “Total Compensation” shown for our CEO in the “Summary Compensation Table” with some adjustments necessary to report all amounts in US currency.

Pay elements included in the annual total compensation for our median employee may include all or some of the following:

•	Base salary including 13th month payments

•	Bonus, including quarterly profit sharing, annual MBO, recruiting referral bonuses, and ad-hoc bonuses earned via outstanding performance or for international travel

•	Sales commissions

•	Benefits, as provided to eligible roles in certain markets such as Company-paid life insurance premiums, car allowances or reimbursement for Company-paid executive physicals

•	Long term incentives including RSUs and Restricted Cash Awards (“RCAs”) as provided to eligible roles in certain markets.

Our calculations were prepared based on our median employee as of December 31, 2018.

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COMPENSATION DISCUSSION AND ANALYSIS

We determined the compensation of our median employee by calculating the total annual compensation using the applicable components above and since our 2017 median employee terminated as an employee of the Company during 2018, we selected the next similarly situated employee from the 2017 analysis ranking employees (excluding our CEO) from highest to lowest paid.

The total annual compensation for our CEO as represented in the Summary Compensation Table was $6,077,880 and our Year 2 median employee was $151,356. The resulting ratio is 40.2 to 1.

Post-Employment Compensation

The equity awards granted to our Named Executive Officers under the Company’s 2009 Stock Incentive Plan, as amended and restated on April 20, 2017, and Change in Control Agreements approved by the Board on October 23, 2018 provide for accelerated vesting of any unvested shares in the event that (i) such equity awards are not assumed or replaced by the acquiring entity in connection with a change in control of the Company or (ii) the Named Executive Officer is demoted, relocated, or terminated other than for misconduct within the period beginning upon the earlier of our execution of a definitive agreement that results in a change in control or 90 days prior to a change in control and ending 18 months following the change in control transaction. We have provided for this treatment based on our belief that such treatment ensures that the executive officers remain focused on their responsibilities in the event of a potential transaction that will result in a significant benefit to our stockholders. Additionally, the Change in Control Agreements provide twelve months of base salary, target bonus and twelve months of COBRA should said events take place. The terms and conditions of these change in control provisions are provided at a level that the Compensation Committee believes to be comparable to those of companies of similar size in our industry sector.

Welfare, Retirement, and Other Benefits

Welfare Benefits. The Company maintains an array of benefit programs to meet the health care and welfare needs of our employees including medical and prescription drug coverage, dental and vision programs, medical and dependent care flexible spending accounts, short-term disability insurance, long-term disability insurance, accidental death and dismemberment insurance, and group life insurance, as well as customary vacation, paid holiday, leave of absence and other similar policies. Our executive officers, including the Named Executive Officers, participate in these benefit programs on the same general terms as all of our salaried employees.

Retirement Benefits. The Company has established a tax-qualified Section 401(k) retirement savings plan for our employees. Our executive officers, including the Named Executive Officers, are eligible to participate in this plan on the same general terms available to all of our full-time employees. Currently, plan participants are provided with matching contributions that are subject to time-based vesting conditions. It is intended that this plan qualify under Section 401(a) of the Internal Revenue Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan. Our executive officers, including the Named Executive Officers, do not receive any retirement benefits beyond those generally available to our full-time employees.

Perquisites and Other Personal Benefits. In addition to the general welfare benefits described above, the Compensation Committee has determined that we provide our executive officers, including the Named Executive Officers, with an annual physical examination beyond the benefit provided under our standard health care plans.

The Compensation Committee does not view perquisites or other personal benefits as a significant component of our executive compensation program and, except as described in the preceding paragraph, did not provide any perquisites or other personal benefits to our executive officers during 2018.

Income Tax and Accounting Considerations

Deductibility of Executive Compensation.

Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017 (the TCJA), effective for taxable years beginning on or after January 1, 2018, generally disallows a deduction for federal income tax purposes to any

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publicly traded corporation of remuneration in excess of $1 million paid in any taxable year to its covered employees, consisting of the principal executive officer, principal financial officer and the three other most highly-compensated executive officers for the taxable year. Further, any executive officer who was a covered employee for any taxable year beginning after December 31, 2016 will continue to be treated as a covered employee in all future years. Prior to the amendment, qualifying “performance-based compensation” was not subject to the deduction limitation if specified requirements were met. Under the TCJA, the performance-based compensation exception has been repealed. The prior Section 162(m) provisions will, however, continue to apply to remuneration paid pursuant to binding written contracts in effect on November 2, 2017 and that are not materially modified after that date.

The Compensation Committee believes that its primary responsibility is to provide a compensation program to meet our stated business objectives, and accordingly the Company reserves the right to pay compensation that is not tax-deductible if it determines that such a payment is in the best interests of the Company and our stockholders.

Accounting Treatment of Executive Compensation. The Company follows Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based awards. ASC Topic 718 requires companies to measure the compensation cost for all stock-based awards made to employees (including our executive officers) and directors, including stock options and restricted stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an executive officer is required to render service in exchange for his or her award.

Compensation Committee Report on Executive Compensation

We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis within the Executive Compensation section of this Proxy Statement with the management of the Company. Based on such review and discussion, we are of the opinion that the executive compensation policies and plans provide appropriate compensation to properly align Silicon Labs’ performance and the interests of its stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term. Accordingly, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included as part of this Proxy filing.

Submitted by the Compensation Committee of the Board of Directors:

Sumit Sadana (Chairman)

Gregg Lowe

Nina Richardson

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Summary Compensation

The following table provides compensation information for our Named Executive Officers for fiscal 2018.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
G. Tyson Tuttle President, Chief Executive Officer and Director	2018	648,147		4,730,774	—	692,764	6,194	6,077,880
	2017	622,000	—	5,401,796	—	844,662	6,217	6,874,675
	2016	596,154	—	3,331,590	1,178,000	902,406	5,660	6,013,810
John Hollister Senior Vice President and Chief Financial Officer	2018	389,769		1,761,489		321,123	9,028	2,481,409
	2017	370,154	—	1,722,413	—	341,319	6,217	2,440,103
	2016	356,923	—	1,610,558	—	368,182	5,660	2,341,323
Brandon Tolany Senior Vice President of Worldwide Sales	2018	387,692		1,509,819		429,381	6,194	2,333,086
	2017	375,000	—	1,594,883	—	449,769	6,181	2,425,833
	2016	367,789	—	2,000,032	1,000,007	—	5,660	3,373,488
Sandeep Kumar Senior Vice President of Worldwide Operations	2018	357,262		1,207,991		224,230	10,394	1,799,877
	2017	340,000	—	1,111,593	—	273,940	10,345	1,735,878
	2016	338,462	—	936,639	—	425,376	5,660	1,706,137
Alessandro Piovaccari Senior Vice President and Chief Technology Officer	2018	357,491		1,409,114		245,739	6,894	2,019,238
	2017	340,230	—	1,197,820	—	250,612	8,908	1,797,570
	2016	338,656	—	925,452	—	278,119	5,660	1,547,887

(1)

Amounts shown do not reflect compensation actually received by the Named Executive Officer but represent the grant date fair value as determined pursuant to ASC Topic 718 (disregarding any estimate of forfeitures). The assumptions underlying the calculation under ASC Topic 718 are discussed under Note 14, Stock-Based Compensation, in our Form 10-K for the fiscal year ended December 29, 2018.

(2)

Represents amounts earned under the 2018 Bonus Plan for services rendered in fiscal 2018, 2017 Bonus Plan for services rendered in fiscal 2017 and the 2016 Bonus Plan for services rendered in fiscal 2016.

(3)

Consists of Company-paid life insurance premiums, gross-up related to long term disability premiums, international travel bonuses, executive physicals and employer matching contributions into the Company’s 401(k) Plan, unless noted otherwise.

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COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards

The following table contains information concerning all equity and non-equity plan-based awards granted during fiscal 2018 to our Named Executive Officers. All equity plan-based awards were granted under our 2009 Stock Incentive Plan, as amended and restated on April 20, 2017, and all non-equity plan-based awards were granted under our 2018 Bonus Plan.

Grants of Plan-based Awards Table for Fiscal 2018

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (#)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Thres- hold	Target	Maximum	Thres- hold	Target	Maximum
G. Tyson Tuttle	2/15/2018		782,500	1,173,750	—	24,804	49,608	24,803	—	—	4,730,774
John Hollister	2/15/2018		316,200	474,300	—	9,236	18,472	9,235	—	—	1,761,489
Brandon Tolany	2/15/2018		375,000	562,500	—	7,916	15,832	7,916	—	—	1,509,819
Sandeep Kumar	2/15/2018		255,000	382,500	—	6,334	12,668	6,333	—	—	1,207,991
Alessandro Piovaccari	2/15/2018		255,173	318,966	—	7,388	14,776	7,388	—	—	1,409,114

(1)

Amounts shown represent amounts that were available under the 2018 Bonus Plan. Actual bonuses received under the 2018 Bonus Plan by the executive officers are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	Represents MSUs and PSUs.
(3)	Represents RSUs.
(4)

Includes grant date fair value of MSUs, PSUs and RSUs. A discussion of the assumptions underlying the calculation under ASC Topic 718 is found under Note 14, Stock-Based Compensation in our Form 10-K for the fiscal year ended December 29, 2018.

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COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year-End

The following table shows all holdings of unexercised stock options and unvested RSU, MSU and PSU awards for each of our Named Executive Officers as of December 29, 2018.

Outstanding Equity Awards at Fiscal 2018 Year-End Table

	Option Awards						Stock Awards
										Equity Incentive Plan Awards:
	Number of Securities Underlying Unexercised Options (#)				Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable		Unexercisable
G. Tyson Tuttle	50,000	(1)	50,000	(1)	37.88	2/15/2026	64,533	(2)	5,065,840	99,387	(3)	7,801,879
John Hollister	—		—		—	—	28,733	(4)	2,255,540	33,527	(5)	2,631,869
Brandon Tolany	—		36,470	(6)	43.82	1/28/2026	37,792	(7)	2,966,672	19,554	(8)	1,534,989
Sandeep Kumar	—		—		—	—	16,969	(9)	1,332,066	22,749	(10)	1,785,796
Alessandro Piovaccari	—		—		—	—	17,086	(11)	1,341,251	25,897	(12)	2,032,914

(1)

Represents 100,000 Non-qualified stock options granted on February 15, 2016. Assuming continued service, the options associated with this grant will vest one-quarter of the options granted in 2016 on each of the first four anniversaries of the grant date.

(2)

Represents 15,840 RSUs granted on February 15, 2016, 23,890 RSUs granted on February 15, 2017 and 24,803 RSUs granted on February 15, 2018. Assuming continued service, the RSUs associated with these grants vest as follows: 15,840 on February 15, 2019, 11,945 on each of February 15, 2019 and February 15, 2020 and one-third of the total number of RSUs granted in 2018 shall vest on each of the first three anniversaries of the grant date, respectively.

(3)	Represents the following:
a.

23,760 MSUs granted on February 15, 2016, vesting on January 31, 2019; 17,917 MSUs granted on February 15, 2017, vesting on January 31, 2020; and 12,402 MSUs granted on February 15, 2018, vesting on January 31, 2021. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.

b.

12,402 PSUs granted on February 15, 2018, vesting February 15, 2021; 11,405 earned PSUs, vesting February 15, 2019; and 21,501 earned PSUs, vesting February 15, 2020. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.

(4)

Represents 11,880 RSUs granted on February 15, 2016, 7,618 RSUs granted on February 15, 2017 and 9,235 RSUs granted on February 15, 2018. Assuming continued service, the RSUs associated with these grants vest as follows: 5,280 on February 15, 2019, 3,809 on each of February 15, 2019 and February 15, 2020, 6,600 on February 15, 2020 and one-third of the total number of RSUs granted in 2018 shall vest on each of the first three anniversaries of the grant date, respectively.

(5)	Represents the following:
a.

7,920 MSUs granted on February 15, 2016, vesting on January 31, 2019; 5,713 MSUs granted on February 15, 2017, vesting on January 31, 2020; and 4,618 MSUs granted on February 15, 2018, vesting on January 31, 2021. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.

b.

4,618 PSUs granted on February 15, 2018, vesting February 15, 2021; 3,802 earned PSUs, vesting February 15, 2019; and 6,856 earned PSUs, vesting on February 15, 2020. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.

(6)

Represents 72,940 Non-qualified stock options granted on January 28, 2016. Assuming continued service, the options associated with this grant will vest one-quarter of the options granted in 2016 on each of the first four anniversaries of the grant date.

(7)

Represents 22,822 RSUs granted on January 28, 2016, 7,054 RSUs granted on February 15, 2017, and 7,916 RSUs granted on February 15, 2018. Assuming continued service, the RSUs associated with these grants vest as follows: 14,938 on each of February 15, 2019 and February 15, 2020, and one-third of the RSUs granted in 2018 shall vest on each of the first three anniversaries of the grant date, respectively.

(8)	Represents the following:
a.

5,290 MSUs granted on February 15, 2017, vesting on January 31, 2020 and 3,958 MSUs granted on February 15, 2018, vesting on January 31, 2021. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.

b.

3,958 PSUs granted on February 15, 2018, vesting on February 15, 2021 and 6,348 earned PSUs, vesting on February 15, 2020. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.

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COMPENSATION DISCUSSION AND ANALYSIS

(9)

Represents 5,720 RSUs granted on February 15, 2016, 4,916 RSUs granted on February 15, 2017, and 6,333 RSUs granted on February 15, 2018. Assuming continued service, the RSUs associated with these grants vest as follows: 3,740 on February 15, 2019, 1,980 on February 15, 2020, 2,458 on each of February 15, 2019 and February 15, 2020, and one-third of the RSUs granted in 2018 shall vest on each of the first three anniversaries of the grant date, respectively.

(10)	Represents the following:
a.

5,610 MSUs granted on February 15, 2016, vesting on January 31, 2019; 3,687 MSUs granted on February 15, 2017, vesting on January 31, 2020; and 3,167 MSUs granted on February 15, 2018, vesting on January 31, 2021. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.

b.

3,167 PSUs granted on February 15, 2018, vesting on February 15, 2021; 2,693 earned PSUs, vesting on February 15, 2019; and 4,425 earned PSUs, vesting on February 15, 2020. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.

(11)

Represents 4,400 RSUs granted on February 15, 2016, 5,298 RSUs granted on February 15, 2017, and 7,388 RSUs granted on February 15, 2018. Assuming continued service, the RSUs associated with these grants vest as follows: 4,400 on February 15, 2019, 2,649 on each of February 15, 2019 and February 15, 2020, and one-third of the RSUs granted in 2018 shall vest on each of the first three anniversaries of the grant date, respectively.

(12)	Represents the following:
a.

6,600 MSUs granted on February 15, 2016, vesting on January 31, 2019; 3,973 MSUs granted on February 15, 2017, vesting on January 31, 2020; 3,694 MSUs granted on February 15, 2018, vesting on January 31, 2021. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.

b.

3,694 PSUs granted on February 15, 2018, vesting on February 15, 2021; 3,168 earned PSUs, vesting on February 15, 2019; and 4,768 earned PSUs, vesting on February 15, 2020. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.

Option Exercises and Stock Vested Table

The following table shows gains realized from the exercise of stock options and shares acquired upon the vesting of stock awards with respect to our Named Executive Officers during fiscal 2018.

Option Exercises and Stock Vested Table During Fiscal 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
G. Tyson Tuttle	—	—	60,251	5,676,758
John Hollister	—	—	24,835	2,331,911
Brandon Tolany	18,235	933,267	14,936	1,392,035
Sandeep Kumar	—	—	17,325	1,631,979
Alessandro Piovaccari	—	—	15,060	1,418,736

Potential Payments Upon Termination upon Change in Control

Consistent with practices within our industry, we also provide certain post-employment termination benefits. We have implemented these programs in order to ensure we are able to continue to attract and retain top talent as well as ensure that during the uncertainty associated with a potential change in control or succession plan, the executives remain focused on their responsibilities and ensure a maximum return for our stockholders.

Change in Control Agreements. In October 2018, we entered into Change in Control Agreements with Messrs. Tuttle, Hollister Tolany and Drs. Kumar and Piovaccari. Each of the Change in Control Agreements is effective until October 31, 2021. Following a review of market practices, the Compensation Committee revised our CEO Change in Control Agreement to provide for the following potential payments and benefits upon a Change in Control Termination (as defined in the agreement): (a) 200% of annual base salary, (b) 200% of target variable compensation for a full fiscal year, (c) stock options, restricted stock, and restricted stock units shall become fully vested, (d) market stock units and performance stock units shall be vested at the greater of 100% of the target value or the actual earned value and (e) a lump sum equal to the pre-tax

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COMPENSATION DISCUSSION AND ANALYSIS

cost of 24 months of continued COBRA coverage after the deduction for tax withholding. Consistent with the same market review, the agreements in place with Named Executive Officers were updated and are effective through October 31, 2021.    Each of the remaining NEO Change in Control Agreements provides for the following potential payments and benefits upon a Change in Control Termination (as defined in the agreement): (a) 100% of annual base salary, (b) 100% of target variable compensation for a full fiscal year, (c) stock options, restricted stock, and restricted stock units shall become fully vested, (d) market stock units and performance stock units shall be vested at the greater of 100% of the target value or the actual value earned and (e) a lump sum equal to the pre-tax cost of 12 months of continued COBRA coverage after the deduction for tax withholding. Change in Control Termination occurs if the executive officer is demoted, relocated, or terminated other than for misconduct within the period beginning upon the earlier of our execution of a definitive agreement that results in a change in control or 90 days prior to a change in control and ending 18 months following the change in control transaction.

Equity Compensation. At our 2009 annual stockholders’ meeting, our stockholders approved the 2009 Stock Incentive Plan (the “2009 Plan”) and the 2009 Plan became effective immediately. On April 15, 2014, our stockholders approved amendments of the 2009 Plan. The amendments updated the 2009 Plan to comply with changes in local laws, authorized additional shares of common stock for future issuance, improved the Company’s corporate governance and implement other best practices. The 2009 Plan was subsequently amended and restated on April 20, 2017 upon approval by our stockholders, in order to authorize additional shares of common stock for future issuance under the 2009 Plan, to establish limits on the value of awards that may be granted to our non-employee directors in any calendar year, to comply with changes in applicable law and to make certain other administrative changes. Under our prior 2000 Stock Incentive Plan (the “2000 Plan”), no shares remain issuable except for those that were subject to outstanding awards as of the date of approval of the 2009 Plan. The 2009 Plan and the 2000 Plan (together, the “Plans”) govern the equity awards granted to our Named Executive Officers and other participants.

The Plans include the following general change in control provisions, which may result in the accelerated vesting of outstanding stock options and stock awards:

•

Automatic Acceleration of Awards if not Assumed: In the event that we experience a change in control, the vesting of outstanding equity awards will automatically fully accelerate and any transfer restrictions or repurchase rights will lapse, unless the awards are assumed or replaced by the successor company or otherwise continued in effect.

•

Discretionary Acceleration of Awards: Our Compensation Committee, as plan administrator of the Plans, has the authority to accelerate the vesting of all outstanding equity awards at any time, including in the event of a change in control of the Company, by means of a “hostile take-over” or otherwise, whether or not those awards are assumed or replaced or otherwise continued in effect. Under the 2000 Plan, any options so accelerated shall remain exercisable until the expiration or sooner termination of the option term in the case of a hostile take-over.

•

Acceleration Upon Termination After a Change in Control: During a change in control, our Compensation Committee may provide for the acceleration of vesting if a participant (including a Named Executive Officer) is involuntarily terminated within a period of 18 months following a change in control. Pursuant to this authority, the terms of the stock options and stock awards granted to the Named Executive Officers and other participants under the Plans provide for such acceleration in vesting in the event of involuntary termination within 18 months following a change in control. Under the 2000 Plan, any options so accelerated shall remain exercisable until the earlier of (i) one year from the date of the participant’s termination and (ii) the expiration of the option term in the case of a change of control and until the expiration or sooner termination of the option term in the case of a hostile take-over. Involuntary Termination includes termination by the successor company for reasons other than misconduct or resignation by the individual following a material reduction in duties, a material reduction in compensation, or involuntary relocation.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table depicts potential compensation arrangements with our NEOs as a result of a change in control that subsequently results in involuntary termination. Such termination is assumed to occur on December 28, 2018, the last business day of our fiscal 2018.

Name	Severance Payment ($)	Target Bonus Payment ($)	Intrinsic Value of Accelerated Equity(1) ($)	COBRA Payment ($)	Total ($)
G. Tyson Tuttle	1,304,308	1,695,000	16,929,720	71,022	20,000,050
John Hollister	393,000	393,000	4,887,410	35,511	5,708,921
Brandon Tolany	390,000	390,000	5,766,441	28,730	6,575,171
Sandeep Kumar	360,400	270,300	3,117,863	28,372	3,776,935
Alessandro Piovaccari	360,630	270,473	3,374,166	11,746	4,017,015

(1)

Value is based upon the closing selling price per share of our common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2018, which was $78.50, less (if applicable) the option exercise price payable per share.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee currently serves as one of our officers or employees.

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COMPENSATION DISCUSSION AND ANALYSIS

Equity Compensation Plan Information

The following table provides information on the Company’s shares of common stock as of December 29, 2018 that may be issued under existing equity compensation plans.

Equity Compensation Plan Information

	A		B		C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (#)		Weighted Average Exercise Price of Outstanding Options ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (#)
Equity Compensation Plans Approved by Stockholders(1)	1,636,909	(2)	39.47	(3)	3.328,072	(4)
Equity Compensation Plans Not Approved by Stockholders	—		—		—
Total	1,636,909		39.47		3,328,072

(1)	Consists of our 2009 Stock Incentive Plan and our 2009 Employee Stock Purchase Plan.
(2)

Includes 1,500,439 shares of common stock subject to full value awards that vest over the holders’ period of continued service and 136,470 shares of common stock issuable upon the exercise of stock options with a weighted average remaining term of 7.1 years. Excludes purchase rights accruing under our 2009 Employee Stock Purchase Plan. Under the 2009 Employee Stock Purchase Plan, each eligible employee may contribute up to 15% of his or her base salary to purchase shares of our common stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of our common stock on the employee’s entry date into the offering period in which that semi-annual purchase date occurs and (ii) the closing selling price per share on the semi-annual purchase date.

(3)

Calculated without taking into account 1,500,439 shares of common stock subject to outstanding full value awards that will become issuable as those awards vest without any cash consideration for such shares, and excludes shares under the Employee Stock Purchase Plan

(4)

Consists of shares available for future issuance under our 2009 Stock Incentive Plan and our 2009 Employee Stock Purchase Plan. As of December 29, 2018, an aggregate of 2,342,780 shares of our common stock were available for issuance in connection with future awards under our 2009 Stock Incentive Plan and 985,292 shares of our common stock were available for issuance under our 2009 Employee Stock Purchase Plan.

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NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

No Incorporation by Reference of Certain Portions of this Proxy Statement

Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate information in this Proxy Statement, neither the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such filings as provided by SEC regulations. In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textual references only. The information on these websites shall not be deemed part of this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of our Board of Directors, the executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports which we received from such persons for their fiscal 2018 transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than 10% beneficial owners.

Annual Report

A copy of the Annual Report for fiscal 2018 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

Form 10-K

We filed an Annual Report on Form 10-K with the SEC on January 30, 2019. Stockholders may obtain a copy of our Annual Report, without charge, by writing to our Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701.

THE BOARD OF DIRECTORS OF SILICON LABORATORIES INC.

Dated: March 7, 2019

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Appendix I: Reconciliation of GAAP to Non-GAAP Executive Compensation Financial Measures

The non-GAAP financial measurements provided herein do not replace the presentation of Silicon Labs’ GAAP financial results. These non-GAAP measurements merely provide supplemental information to assist investors in analyzing Silicon Labs’ financial position and results of operations in connection with executive compensation; however, these measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies or non-GAAP measures used in other contexts by Silicon Labs. We are providing this information because it may enable investors to perform meaningful comparisons of operating results, and more clearly highlight the results of core ongoing operations in connection with executive compensation.

Unaudited Reconciliation of GAAP to Non-GAAP Executive Compensation Financial Measures (In thousands)

Non-GAAP Income Statement Items	Year Ended December 29, 2018
	GAAP Measure	GAAP Percent of Revenue	Intangible Asset Amortization	Acquisition Related Items	Termination Costs	Non-GAAP Measure	Non-GAAP Percent of Revenue	Target Measure	Target Percent of Revenue
Revenues	$868,267							$904,779
Gross Margin	$521,399	60.1%	$—	$6,114	$—	$527,513	60.8%	$535,668	59.2%
Operating Income	$85,208	9.8%	$37,737	$10,977	$256	$134,178	15.5%	$138,553	15.3%

Non-GAAP Income Statement Items	Three Months Ended December 29, 2018
	GAAP Measure	GAAP Percent of Revenue	Intangible Asset Amortization	Acquisition Related Items	Termination Costs	Non-GAAP Measure	Non-GAAP Percent of Revenue	Target Measure	Target Percent of Revenue
Revenues	$215,534							$246,968
Gross Margin	$130,243	60.4%	$—	$—	$—	$130,243	60.4%	$145,614	59.0%
Operating Income	$18,362	8.5%	$10,780	$—	$—	$29,142	13.5%	$43,524	17.6%

Non-GAAP Income Statement Items	Three Months Ended September 29, 2018
	GAAP Measure	GAAP Percent of Revenue	Intangible Asset Amortization	Acquisition Related Items	Termination Costs	Non-GAAP Measure	Non-GAAP Percent of Revenue	Target Measure	Target Percent of Revenue
Revenues	$230,243							$237,853
Gross Margin	$135,627	58.9%	$—	$3,967	$—	$139,594	60.6%	$140,912	59.2%
Operating Income	$25,130	10.9%	$10,989	$3,967	$256	$40,342	17.5%	$40,286	16.9%

Non-GAAP Income Statement Items	Three Months Ended June 30, 2018
	GAAP Measure	GAAP Percent of Revenue	Intangible Asset Amortization	Acquisition Related Items	Termination Costs	Non-GAAP Measure	Non-GAAP Percent of Revenue	Target Measure	Target Percent of Revenue
Revenues	$217,106							$221,643
Gross Margin	$131,292	60.5%	$—	$2,148	$—	$133,440	61.5%	$132,307	59.7%
Operating Income	$18,001	8.3%	$9,666	$6,311	$—	$33,978	15.7%	$31,324	14.1%

Non-GAAP Income Statement Items	Three Months Ended March 31, 2018
	GAAP Measure	GAAP Percent of Revenue	Intangible Asset Amortization	Acquisition Related Items	Termination Costs	Non-GAAP Measure	Non-GAAP Percent of Revenue	Target Measure	Target Percent of Revenue
Revenues	$205,384							$198,315
Gross Margin	$124,237	60.5%	$—	$—	$—	$124,237	60.5%	$116,835	58.9%
Operating Income	$23,715	11.5%	$6,302	$700	$—	$30,717	15.0%	$23,419	11.8%

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Appendix II: Silicon Laboratories Inc. Audit Committee Charter

I. MEMBERSHIP:

The Audit Committee of Silicon Laboratories Inc. (the “Corporation”) shall be comprised of at least three members of the Corporation’s Board of Directors (the “Board”). The members of the Audit Committee shall be appointed by the Board and shall collectively meet the applicable independence, financial literacy and other requirements of The NASDAQ Stock Market (“Nasdaq”) and applicable federal law. Members of the Audit Committee may be removed at any time, with or without cause, by the Board.

II. QUORUM:

A majority of the members of the Audit Committee shall constitute a quorum.

III. FREQUENCY:

The Audit Committee shall meet as required either on the dates of regular Board meetings or in special meetings as appropriate.

IV. PURPOSE:

The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Corporation and the audits of the Corporation’s financial statements.

V. LIMITATIONS:

The Audit Committee shall not have authority to: (1) adopt, amend, or repeal the Corporation’s Bylaws; (2) fill vacancies on the Audit Committee or change its membership; (3) amend the Corporation’s Certificate of Incorporation; (4) act on matters assigned to other committees of the Board; or (5) take any action prohibited by the Corporation’s Certificate of Incorporation, Bylaws or applicable law.

VI. MINUTES:

Minutes will be kept of each meeting of the Audit Committee and will be provided to each member of the Board upon request. Unless otherwise restricted by the Corporation’s Certificate of Incorporation or Bylaws, any action that may be taken at any meeting of the Audit Committee may be taken without a meeting, if all members of the Audit Committee consent thereto in writing, and the writing is filed with the minutes of proceedings of such committee. Any action of the Audit Committee shall be subject to revision, modification, rescission, or alteration by the Board, provided that no rights of third parties shall be affected by any such revision, modification, rescission, or alteration.

VII. POWERS, RESPONSIBILITIES AND DUTIES:

To fulfill its responsibilities and duties, the Audit Committee shall:

1. Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, and each such registered public accounting firm must report directly to the Audit Committee. Periodically consider the rotation of the Corporation’s independent auditors.

2. Resolve any disagreements between management and the Corporation’s independent auditors regarding financial reporting.

3. Review the organization’s annual and quarterly financial statements and quarterly earnings press releases.

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APPENDIX II

4. Pre-approve all auditing and permitted non-audit services to be performed by the Corporation’s auditors.

5. Obtain, on an annual basis, a formal written statement from the independent auditor affirming their independence (as required by applicable standards of the Public Company Accounting Oversight Board or its successor) and delineating all relationships between the auditor and the Corporation that may reasonably be thought to bear on such independence. Discuss with the auditor any disclosed relationships or services that may impact the objectivity and independence of the auditor and take, or recommend that the Board take, appropriate action to oversee the independence of the independent auditor.

6. Following completion of the annual audit, review separately with the independent auditor, the internal auditing department, if any, and management any significant difficulties encountered during the course of the audit.

7. Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submission by the Corporation’s employees of concerns regarding questionable accounting or auditing matters.

8. Retain independent counsel, experts and other advisors as the Audit Committee determines necessary to carry out its duties.

9. Receive appropriate funds, as determined by the Audit Committee, from the Corporation for payment of (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, (ii) compensation to any independent counsel, experts and other advisors employed by the Audit Committee, and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

10. Review and approve all “related-party transactions” as such term is defined in Item 404 of Regulation S-K.

11. Prepare the report of the Audit Committee required to be included in the Corporation’s annual proxy statement.

12. Review and discuss the Company’s policies and practices with respect to risk management (including cyber security risks) and report to the Board on its review.

13. Review and reassess the adequacy of this Charter at least annually and recommend any changes to the Board.

14. Perform any other activities consistent with this Charter, the Corporation’s Bylaws, Nasdaq rules and governing law, as the Audit Committee or the Board deems necessary or appropriate, including, without limitation, the delegation of authority to one or more members of the Audit Committee of authority to carry out certain activities set forth hereunder.

44	A more connected world is here.

400 West Cesar Chavez Street

Austin, Texas, USA 78701

www.silabs.com

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000397043_1 R1.0.1.18 SILICON LABORATORIES INC. ATTN: CORPORATE SECRETARY 400 WEST CESAR CHAVEZ AUSTIN, TX 78701 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1A William G. Bock 1B Jack R. Lazar 1C Christy Wyatt The Board of Directors recommends you vote FOR proposals 2. and 3. For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2019. 3. To vote on an advisory (non-binding) resolution to approve executive compensation. NOTE: In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions)

0000397043_2 R1.0.1.18 Meeting Directions: For Meeting Directions, Please Call: 512-232-0100 The Lady Bird Johnson Wildflower Center is about 12 miles from downtown Austin. 1. Take Loop 1 South (Loop 1 is also known as MOPAC Expressway). 2. Continue South past the traffic light at Slaughter Lane. 3. Turn left at the next traffic light at La Crosse Avenue. 4. The Center is on the right near the end of La Crosse Avenue. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com SILICON LABORATORIES INC. Annual Meeting of Stockholders April 18, 2019 9:00 AM This proxy is solicited by the Board of Directors The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders (the “Annual Meeting”) of Silicon Laboratories Inc. (“Silicon Laboratories”) and the Proxy Statement and hereby appoints Navdeep S. Sooch and G. Tyson Tuttle, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Silicon Laboratories that the undersigned is entitled to vote at the Annual Meeting to be held at 9:00 AM, CDT on April 18, 2019, at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side